UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 15, 2026
PetMed Express, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
420 South Congress Avenue, Delray Beach, Florida 33445
(Address of principal executive offices) (Zip Code)
(561) 526-4444
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	PETS	NASDAQ
Preferred Stock Purchase Rights	N/A	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Tamar Elkeles as Director

On September 15, 2026, the Board of Directors (the “Board”) of PetMed Express, Inc. (the “Company”) appointed Tamar Elkeles, Ph.D., to serve as a director of the Company effective as of September 17, 2026. In connection with the appointment of Dr. Elkeles, the Board increased the number of members on the Board to 5 directors. Dr. Elkeles will serve as a director of the Company until the 2027 annual meeting of the Company’s shareholders or until her successor is elected and qualified, subject to her earlier resignation or removal. The Board has determined that Dr. Elkeles qualifies as an independent director under the listing standards of the Nasdaq Stock Market and the Company’s Corporate Governance Guidelines. Dr. Elkeles has been appointed to serve immediately on the Board’s Compensation and Human Capital Committee and Corporate Governance and Nominating Committee.

Dr. Elkeles, age 57, has over 30 years of experience serving as an executive, board member, and/or strategic advisor in the technology, enterprise software, and human capital industries. She served as Chief Human Resources Officer of XCOM Labs (now known as Virewirx) from January 2019 to June 2022, where she led the company’s human capital function. Since December 2022, she has served as a Senior Advisor at East Wind Advisors, an independent, industry-focused investment bank, where she advises East Wind and its clients on merger and acquisition transactions, conducting due diligence, and providing insights on competitive market dynamics. Dr. Elkeles currently serves on the board of directors of Brightline Interactive (NASDAQ: BTLN) (formerly The Glimpse Group, Inc.), where she serves as Chair of the Compensation Committee and the Nominating & Governance Committee. She previously served on the board of directors of G3 VRM Acquisition Corp. (NASDAQ: GGGV) from February 2021 to July 2022, and on the board of directors of GP Strategies Corporation, an NYSE-listed company, until its sale to Learning Technologies Group, a London Stock Exchange company. She currently serves on the board of directors of OpenSesame and on the Board of Advisors of the Forbes School of Business & Technology at The University of Arizona. Dr. Elkeles also serves as a strategic advisor to several start-up companies in the technology sector. Dr. Elkeles holds both an M.S. and Ph.D. in Organizational Psychology from the California School of Professional Psychology and a B.A. in psychology and human development from the University of Kansas. The Board believes that Dr. Elkeles’ extensive background in human capital strategy and aligning talent with strategic growth, coupled with her experience as a board member, executive, and strategic advisor across public and private companies, will bring invaluable perspective to the Board as it oversees the Company’s strategic growth priorities, human capital practices, corporate governance, and operational execution.

There is no arrangement or understanding between Dr. Elkeles and any other persons pursuant to which she was selected as a director. There are no family relationships between Dr. Elkeles and any director or executive officer of the Company, and there are no transactions to which the Company is a party and in which Dr. Elkeles has a direct or indirect material interest that is required to be disclosed under Item 404(a) of Regulation S-K. In connection with her appointment to the Board, Dr. Elkeles will receive compensation in accordance with the Company’s Non-Employee Director Compensation Program filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2026, filed with the Securities and Exchange Commission on June 2, 2026 (the “2026 Form 10-K”). The Company also intends to enter into an indemnification agreement with Dr. Elkeles in the same form as the Company’s standard form indemnification agreement with its other directors, which is filed as Exhibit 10.2 to the Company’s 2026 Form 10-K.

Item 7.01 Regulation FD Disclosure.

On September 21, 2026, the Company issued a press release relating to the appointment of Dr. Elkeles to the Board. A copy of the press release is furnished with this report as Exhibit 99.1 and is incorporated by reference in this Item 7.01.

The information furnished under Item 7.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information furnished under Item 7.01 of this report shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by PetMed Express, Inc. dated September 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 21, 2026

PETMED EXPRESS, INC.
By:	/s/ Robert Lawsky
Name:	Robert Lawsky
Title:	General Counsel
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